Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Hall of Fame Resort & Entertainment Company on Form S-3 of our report dated March 10, 2020 with respect to our audits of the consolidated financial statements of Gordon Pointe Acquisition Corp. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report appears in the Proxy Statement/Prospectus, which is part of the Registration Statement of GPAQ Acquisition Holdings, Inc. on Post-Effective Amendment No. 3 to Form S-4 (File No. 333-234655). We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

July 23, 2020